Yucheng Expands Client Base in Northern China

Beijing, October 9, 2008 /Xinhua-PRNewswire-FirstCall/ -- Yucheng Technologies Limited (NASDAQ: YTEC), a leading provider of IT solutions and services to China’s banking industry, today announced the development of an integrated operating system for the Zhangjiakou City Commercial Bank (ZJK), a leading regional bank in China. ZJK is Yucheng’s first small and medium-sized bank (SMB) customer in Northern China.

Yucheng will implement a comprehensive range of products and customized service offerings to ZJK, including core banking and several business systems, such as credit management system, anti-money laundering system, financial statistics system, personal and corporate credit systems, reporting generating system, and performance appraisal system. Yucheng’s software suite will replace ZJK’s legacy core banking and credit platforms with a more reliable and flexible system that has enhanced business functionality.

Mr. Weidong Hong, CEO of Yucheng Technologies stated, “We are excited to win our first SMB customer in Northern China. To sustain growth under recent banking pressures and continued regulatory requirements, it is essential for banks to have the right systems in place. Yucheng’s suite of proven core banking product and proprietary deployment methodology designed specifically for SMBs that want to achieve the next level in IT sophistication. We are confident that Yucheng will continue to enlarge our presence in the SMB market, which places a premium on our experience as a total solutions provider.”

More than 35 SMBs across China have already implemented Yucheng’s core banking, ancillary software and customized solutions.

About Yucheng Technologies Limited

Yucheng Technologies Limited (NASDAQ: YTEC) is a leading IT service provider to the Chinese banking industry. Headquartered in Beijing, China, Yucheng has more than 2,000 employees and has established an extensive network for serving its banking clients nationwide, with subsidiaries and representative offices in eighteen cities. Yucheng provides a comprehensive suite of IT solutions and services to Chinese banks including: (i) channel-related IT solutions, such as web banking and call centers; (ii) business-related processing solutions, such as core banking systems, foreign exchange and treasury management; and (iii) management-related IT solutions, such as risk analytics and business intelligence. Yucheng is also a leading third-party provider of POS merchant acquiring services in partnership with banks in China.

About Zhangjiakou City Commercial Bank

Zhangjiakou City Commercial Bank (ZJKCB) was founded in 2003 and headquartered in Zhangjiakou, Hebei province. It has 36 branches in Zhangjiakou city. ZJKCB provides a full range of commercial and retail banking services, including RMB and foreign-currency deposits, loans, credit card business and intermediary business. As of February 2008, ZJKCB had approximately RMB 8.5 billion in total assets.

For further information, please contact:

New York:	Mr. Jim Preissler	+1 646 383 4832
jpreissler@yuchengtech.com
Beijing:	Ms. Rebecca Alexander	+1 914 613 3648
	ralexander@yuchengtech.com	+86 10 5913 7998

Safe Harbor Statement

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''believe,'' ''project'' or ''continue'' or the negative thereof or other similar words. Such forward-looking statements, based upon the current beliefs and expectations of Yucheng's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: current dependence on the PRC banking industry demand for the products and services of Yucheng; competition from other service providers in the PRC and international consulting firms; the ability to update and expand product and service offerings; retention and hiring of qualified employees; protection of intellectual property; creating and maintaining quality product offerings; operating a business in the PRC with its changing economic and regulatory environment; and the other relevant risks detailed in Yucheng filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Yucheng assumes no obligation to update the information contained in this press release.